EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of McIntosh Bancshares, Inc. of our report dated February 27, 2006 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of McIntosh Bancshares, Inc. for the year ended December 31, 2005.

/s/ Porter Keadle Moore., LLP

Atlanta, Georgia

June 15, 2006